Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-159220, No. 333-164405, No. 333-171571, No. 333-179046, No. 333-185944, No. 333-188738, No. 333-201454, No. 333-208997, No. 333-215580 and No. 333-222498) of Bridgepoint Education, Inc. of our report dated March 8, 2016, except for the change in the manner in which the company presents restricted cash on the statement of cash flows as discussed in Note 2 to the consolidated financial statements, as to which the date is March 7, 2017 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 21, 2018